Exhibit 99.2

Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
Company ▲	Ticker ▲	Event Type ▲	Date ▲

MANAGEMENT DISCUSSION SECTION

Operator: Please standby. Good day and welcome to the Sanderson Farms’ First Quarter Fiscal 2014 Conference Call. Today’s call is being recorded.

At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you. Good morning and welcome to Sanderson Farms’ first quarter conference call. We issued a news release this morning announcing net income of $28.9 million or $1.25 per share for our first quarter fiscal 2014. This compares to a net loss of $6.9 million or $0.31 per share for our first quarter of fiscal 2013. I’ll begin the call with comments about general market conditions and growing cost and then, turning the call over to Lampkin and Mike for more detailed [ph] account of the quarter.

Before we make any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition, and prospects of the company. Examples of forward-looking statement will include statements regarding supply and demand factors, future grain and chicken market prices, economic conditions and production levels. The actual performance of the company could differ materially from that indicated by our forward-looking statements, because of various risks and uncertainties.

These risks and uncertainties are described in our most recent Annual Report on Form 10-K and in the company’s Quarterly Report on Form 10-Q filed with the SEC this morning in connection with our first fiscal quarter ended January 31, 2014.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you, Mike. The first fiscal quarter marked a solid start to fiscal 2014. Demand from retail growth historic customers has remained stable. And that stability is reflected in a George Dock Hobart price that hovered near record territory throughout the first quarter. On the other hand, food service demand remains weak primarily as a result of lingering weak macroeconomic conditions. In addition, weather negatively affected food service traffic during our first fiscal quarter. This weakness is reflected in across the board, lower market prices for product produced at our big bird deboning plants.

Market prices for boneless breast meat, tenders and leg quarters were all lower during the quarter compared to last year’s first fiscal quarter and wing prices were significantly lower. I do anticipate seasonal improvement in all of these prices other than wings as the weather improves and we move into springtime. While overall market prices for chicken were mixed during the quarter compared to last year. Market prices for corn and soybean meal were materially lower. Our feed costs were down almost $0.11 per pound of chicken process during our first fiscal quarter with market prices for corn and soybean meal have moved some higher in February following the USDAs lower than expected estimate of the corn carryout at the end of the 2014 crop year.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
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The next advanced grain markets we watch will be the South American harvest, the March supply and demand report and the March 31 planning intentions report. There is no reason not to expect American farmers planned every available acre this spring and with normal weather the grain balance sheets should improve further. However, a lot has to happen between now and then. For these and other reasons, we remain short both corn and soybean meal, while we have priced a portion of our soy and corn basis through July, we are for the most part pricing our grain needs hand to mouth. Based on our cost through the first fiscal quarter and what we have priced so far in February when combined with prices we could have locked in through the balance of the year at yesterday’s close. Our grain costs for fiscal 2014 including the cost of additional volume would be approximately $153 million less than during fiscal 2013. This decrease in fiscal 2014 would translate into a six and a quarter cent per pound decrease and our cost per process pound of poultry.

At our annual shareholders meeting, a couple of weeks ago, I told our shareholders we’re watching five things closely during fiscal 2014 versus I just mentioned, we’re watching the quality and quantity of the South American crop. A strong harvest in this region could take some pressure off U.S. exports in grains.

Secondly, we’ve been watching Washington and that political debate regarding our country’s physical health and debt ceiling. We’re pleased that the debt-ceiling debate is over and are hopeful that this successful resolution might actually spur some optimism and relief among consumers who will resume more normal spending patterns. Of course, we believe springtime will also help.

Third, we will be watching the planting intension report in March as I just mentioned. Fourth, we will, of course, watch chicken production numbers and consumer spending behavior. It is possible the industry could produce 2% to 3% more chicken during 2014 than last year. Although healthy, more optimistic, fully-employed American consumers could easily absorb that increase. We will not know the impact how production numbers will have on chicken markets until we get there. We do know for certain that chicken will be competing once again during 2014 with half price beef and pork. However, the extent to which food service customers will feature chicken over beef and the extent to which consumers and grocery stores will switch from higher priced beef and pork to lower cost stuffs is not known. Why we should enjoy a significantly lower cost during fiscal 2014, the extent to which if it all we give some of those lower-cost back to the chicken market is a question we will have wait and answer.

Finally, we will focus our effort on Palestine and work to get that complex built and ready to begin operation. Construction is underway. And while weather has delayed construction to some extent, we remain on schedule to begin operations at that plant, sometime during the first calendar quarter of 2015. I remain optimistic about 2014. I believe lower grain markets will give us an opportunity to make good margins with the little bit of help from chicken market.

The geopolitical environment is good and could improve even more seasonally, as we move Palestine into the summer. We need some help from the food service market. But that too should get better, as we move into spring and summer, especially with high-priced beef likely impacting margins in foodservice. Given our first fiscal quarter feed cost were down almost a $0.11 per pound. We gave $1.5 per pound back to the chicken market in lower sales price. But this combination worked well. Our plan for the balance of year is to remain focused on what we can control and that’s the markets take care of themselves.

At this point, I’ll turn the call over to Lampkin for more detailed discussion of the chicken markets and our operations during the quarter.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
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Lampkin Butts, President, Chief Operating Officer & Director

Thank you, Joe, and good morning. As Joe mentioned, market prices for pork products were mixed during the quarter when compared to first quarter last year. The Georgia dock price for whole bird reflected continued good chill pack demand during the quarter and averaged $1.4 per pound, an increase of 6.5% compared to last year’s first quarter average of $0.98 per pound. The Georgia dock whole bird price quoted as of today is about a $4.5 per pound. And continues to reflect a good balance between supply and demand of chill pack products adjusting for the retail grocery consignments.

Bulk leg quarter prices during our first quarter were lower by 15.6%, compared to last year. Urner Barry leg quarters averaged $41.3 per pound during our first fiscal quarter, compared to $0.49 per pound last year.

Final numbers for calendar 2013, reflect a 1% increase in the volume of all broiler flocks exported during calendar 2013. And we expect that export markets to be steady during calendar 2014. The average price for jumbo wings were significantly lower during our first fiscal quarter compared to last year, decreasing 40.7%. Jumbo wing prices averaged to $1.6 per pound during our first quarter of this year, compared to a $1.79 per pound during last year’s first quarter. You may recall wing prices set record high as before last year’s Super Bowl. But this year’s supply fell, burdened some, and market prices failed counter cyclically this winter.

While we might see some improvement around March madness, history tells us not to expect a bump in wing demand until football season. Boneless breast prices decreased by 4.3% when compared to the first quarter a year ago. The Urner Barry boneless market average is $1.33 per pound during the 2014 first quarter, compared with $1.39 per pound last year. These prices reflect a market that continues to be adversely affected by challenged United States consumer, and weak foodservice demand, in which demand was further impacted by adverse weather this winter.

We sold 720.4 million pounds of poultry products during the first quarter, that’s a 0.5% decrease from 723.7 million pounds sold during last year’s first quarter. Process plans were down from last year’s first quarter and thought as a result of weather-related down days this year and a couple of more strategy runs last year, versus this year our processed pounds were down slightly from 731 million to 728 million pounds.

The down days lost to weather will be made up during our second fiscal quarter. We expect to process approximately 751.9 million pounds during our second quarter, up 6.5% from 705.8 million pounds processed during last year’s second quarter.

Recall that we were cut back during last year’s second fiscal quarter. Prepared food sales were up 4.4 million or 20.2% or 2.6 million more pounds sold, offset by a slight decrease in our sales price per pound. Our sales team has done a good job identifying new customers for the foods plant and we expect better performance for the year. Our performing during the first fiscal quarter was good, and we will continue to operate this company the same way we always do.

We will continue to look for efficiency improvements and we’ll do everything we can to meet our goal of performing at the top of our industry. At this point, I’ll turn the call over to Mike to discuss our financial statements.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Lampkin, and good morning again. Net sales for the quarter totaled $584.9 million, and that’s down from $595.8 million for the same quarter of fiscal 2013. Our net income of $1.25 per share during the quarter compares to as if loss of $0.31 per share during last year’s first quarter.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Our cost of sales for poultry products during the three months ended January 31 as compared to the same three months a year ago decreased 12.8%. This decrease is a result of a slight decrease in pounds of poultry sold compared to the first quarter last year, and significantly lower feed cost.

Our feed cost per pound of poultry products processed decreased 25.1% to $32.04 per pound compared to $43.25 per pound last year. While our feed cost per pound of poultry products processed were lower about $10.09 cents per pound. Our sales price per pound was also lower, decreasing 2.2% or $1.08 per pound, this combination though resulted in significantly improved gross margins. SG&A expenses for the first quarter were $3 million higher than the same three months a year ago. This increase is a result of higher accruals for sales and marketing expenses, accruals related to the Sanderson Farms championship and higher trainee cost as the company prepares for its future growth. I want to remind everyone that SG&A expenses will include startup cost for Palestine going forward for the balance of this year and the first quarter of next year. Our expectations are, that SG&A expenses during Q2, will include $732,000 of those expenses $1.3 million, in Q3 and $3 million in Q4, and then for the first quarter of 2015, we are budgeting $4 million for those costs.

Our balance sheet does remain strong, at the end of the quarter stockholders equity was $696.8 million and net working capital was $281 million. Our current ratio was 3.4% to 1% and our debt at the end of the quarter total $40 million, and our debt-to-cap ratio was 5.4% as of January 31, 2014.

We’ve spent $28.8 million of CapEx during the first quarter and have approved $60 million in CapEx for existing operations during the year. We expect to spend an additional $110 million in Palestine, Texas. Of the $28.8 million spent in CapEx during the quarter, $8.5 million was spend in Palestine.

Our depreciation and amortization during the first quarter totaled $14.7 million, and we expect $62 million for the full year.

Frank Joe and Lampkin, I’m pleased with the start of the year. I believe our 7.7% operating margin and 4.9% net margins are not bad for our first quarter and volumes are down to due to holidays and this year also due to weather. If we can get normal, seasonal improvement in chicken markets, I agree with Joe, that we have the opportunity to earn pretty good margins this year. With that Alicia, we will open up the call for questions. So feel free to open up the lines.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
Company ▲	Ticker ▲	Event Type ▲	Date ▲

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] Well go first to Ken Goldman of JPMorgan.

<Q – Ken Goldman>: Hey, good morning everyone.

<A>: Good morning, Ken.

<A>: Good morning.

<Q – Ken Goldman>: Thanks for the question. Mike, I wanted to pick your brain, if I could about some of your expectations for COGS going forward, in particular I’m looking at what you guys classify as other or non-feed. It’s been up as a percentage of your sales, fairly substantially in the last year. I know you’ve talked about this to some extent in the past. Just curious how we should think about modeling that going forward? Do you guys expect as a percentage of your sales, that sort of other category of COGS to keep rising?

<A>: Yeah. Last year, the primary culprit for that Ken, was the fact that we were cut back, when we were cut back, our cost of goods sold ex-feed as we predicted last year, we thought it was going to be up about soon a pound, because of two things really the 6% cut back and inefficiencies that we continued to experience at Kinston. But this first quarter, they were flat to up a little bit. But as I’ve just said in my closing remarks that’s in part data volume during our first fiscal quarter, as we expect – as we move through the year and plans began running full.

<A>: Was he talked about just plant cost?

<A – Mike Cockrell>: Yeah. Just about the plant...

<A>: No, plant costs historically down compared to a year ago.

<A>: Other COGS are not, other COGS were up ex-feed and everything other than feed is up slightly.

<Q – Ken Goldman>: Just the way you guys break it out in the queue.

<A>: Because of volume though. Yeah. But I’m just saying plant costs other than grower pay. You’ve got to increase in the grower pay for the year...

<A>: Plant cost.

<A>: And plant costs going forward will be down.

<A>: Yep.

<A>: Compared to a year ago.

<A>: It will.

<A>: SG&A is going to be up, particularly with marketing and with training expense. And then may be accrual.

<A>: Right. I think, what Ken, I’m not sure you were talking about SG&A.

<A>: I don’t know what is specifically...

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: Primarily plant cost...

<A>: Plant cost...

<Q>: Yes. Sorry, guys. Let me be clear, I was not talking SG&A, I’m talking COGS, ex D&A forgive me if I wasn’t clear.

<A>: Yes. In COGS ex D&A should be down ...

<A>: Compared to a year ago.

<A>: ... compare to a year ago, as we move through the year. Now, we predicted that until the cutback, we said once we get Kinston up and running, they’re going to come down, that never happened, and that was primarily because of the cutback last year.

<A>: Yeah, but it should this year.

<A>: Yeah, it should overcome now.

<Q>: Okay, thank you. And then, Mike, one follow-up on the tax rate, it came in a little bit later than, what I thought this quarter, it’s come in a little bit later than what it used to recently. I think, you guys used to say that, when your earnings were higher, your tax rate would go up as well. I just – I have that in my note somewhere, but I don’t really know exactly, why that or I wrote that down, or when it was, I’m just curious, if you can, give us some help on the tax rate going forward also?

<A>: That would model 35%, Ken. That’s, – we are able to take advantage right now of some tax credits, but 35% model for the rest of this year would be spot on, I believe. It was down significantly from last year’s first quarter, but recall last year, we had a loss, and that tax rate last year was impacted by some tax credits as well, which actually caused the rate to look higher, but 35% for this year would be good.

<Q>: And then a little bit higher in years after or is that too early to tell?

<A>: Too early tell.

<Q>: Okay. Thank you very much, gentlemen.

<A>: Thank you.

Operator: We will go next to Michael Piken of Cleveland Research.

<Q – Michael Piken>: Guys, good morning. Congratulations on a good quarter. I just wanted to dig a little bit more deeply in terms of your thoughts of the industry expansion. I know you guys have talked about 2% to 3% this year. If you could just give a little bit of color in terms of where we stand with the grandfather’s stock and when we might start to see some of those whole prices numbers start to ratchet up a little bit in your opinion.

<A>: We had originally started – we would start seeing full price mix start trending up in April and May and therefore, maybe egg sets start trending up in November-December, but we actually got worried yesterday that there was primary breeders maybe having a little trouble with housing and they really hadn’t really started ramping up as quickly as they wanted to, placements of the grandparent’s stock yet and the parent’s stock. So I don’t really know yet. We are only in touch with one of the primary breeders and so we know they have not begun as rapidly as they wanted to their expansion. So I can’t answer that where we felt certain that it was going to began in April-May time period, but I’m not so sure now.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
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<Q – Michael Piken>: Okay. So if that’s the case, I mean I guess are you still going to -you think you have enough breeders available for Palestine or is that sort of incorporated in addition to the weather is one of the reasons potentially why you might not ramp it up...

<A>: No, no...

<Q>: Statistically.

<A>: No, we have our breeders.

<Q>: Okay. So [indiscernible]. And then I guess potentially if the rest of the industry is not able to ramp up as quickly I mean, how do you sort of think about maybe your production plans for the rest of this year and specifically during the typically November, or December, where you all typically take cuts?

<A>: We will – right now, we will anticipate taking our normal seasonal cut.

<A>: We’ll be running full production up until the...

<A>: Through October.

<A>: Yeah, through October until the pre-Thanksgiving, pre-Christmas season, we’ll be run in full.

<A>: Michael, that would translate, then you can say if we’re going to process 751.8 pounds in Q2, we would process if we were on our plants for 827 million pounds each during Q3 and Q4?

<Q>: Yeah, that’s really helpful.

<A>: The second quarter has the Easter cut back in.

<Q>: Okay. That sounds good. And then last question I mean in light of what you heard yesterday I mean what is sort of your applications then for 2015, I know you talked about 2% to 3% growth in 2014. You have sort of an updated answer in terms of what expansion might look like for the industry in 2015?

<A>: I do not – I know the industry wants to expand. I can tell by the ages of this breeder flock but the breeder flock is doing every – this 200 – almost 201 million eggs is all the industry can do right now, cannot do anymore than that. It’s doing everything it can do, might get a little bit better when spring time gets here, gets a little warmer and the days get a little longer, the hens might be a bit more productive, but flocks doing all that they can do right now.

<Q>: Okay. Thank you very much. I’ll pass it on.

<A>: Thank you.

Operator: We’ll go next to Farha Aslam of Stephens, Inc.

<Q – Farha Aslam>: Hi, good morning.

<A>: Good morning, Farha.

<Q – Farha Aslam>: And just again, back to the SG&A question, because – Mike, thank you for detailing the additions. But last year, you were not accruing in the first quarter for bonuses, this year did you accrue for bonuses. Is that for the increase.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: No, we did not. The culprit for the higher SG&A during the first quarter was trainee expenses, which were up from $983 to $2.4 million and Sanderson Farms championship, we began accruing for that this first quarter, because last year, we didn’t even agree to do that until the second quarter. So we didn’t start accruing for it until later in the year. And then higher marketing, but no nothing for bonuses. We don’t as you know historically, we don’t begin doing that until we can deem it probable that we’re going to pay bonuses and until we get through the first half of the year Farha that’s almost impossible for us to do, to say with any probability that we’re going to earn a specific amount. And the target for the bonus reward program this year starts at $5.61 share I believe. So until we get more visibility end of the year we certainly can’t say that probably we won’t begin accrual until we can.

<Q>: And so when you look at last year...

<A>: Wait...wait...wait a minute. There is a possibility you could began accruing for performance share awards. You could, give us a second, you’re in the second quarter. It’s not a material number, but in the second quarter, we could began accruing for performance, share, awards, that were...

<A>: ...granted in 2012.

<A>: ...granted in 2012. There is a discussion of that exact thing in the queue, if you’ll look back [indiscernible] at it at far, but, yeah, that’s not much money. The bigger accruals are the bonuses, and historic, we had done that till after the half of the year.

<Q>: Okay, and then last year how much of SG&A was a bonus accrual?

<A>: ...$201...

<A>: ...$22 million, total for everything.

<Q>: The $22 million, and you won’t have to accrue that $22 million unless you hit $561?

<A>: No.

<A>: Well, that would just get us to the bottom of the bonus. Last year, we paid top bonuses, because we exceeded the earnings per share target at the top end. If we hit $561 in the bottom of the target, that would just be a small portion of that $2 million.

<Q>: I’m sorry, that was $22 million in SG&A for bonuses?

<A>: I’m sorry, $22 million total part of that was booked as cost of goods sold and how much of that booked as SG&A? [indiscernible]

<A>: $22 included – it included Agri Stats bonus, and it included earnings per share bonus. We earned Agri Stats and earnings per share that’s the top end of the earnings per share is $6...

<A>: $6.01, I can’t remember.

<A>: $6 plus 20% of average equity.

<A>: Okay.

<A>: We booked $8.4 million to SG&A last year for and $14 million to cost of goods sold for a total $22 million.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
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<Q>: Okay. I think that’s really goes back to Ken’s question about your cost of goods sold.

<A>: Good.

<Q>: I think that $14 million that we were all confused on.

<A>: Got you.

<Q>: And so if you go to last year SG&A was roughly $100 million if we knock off the bonus accruals, but then we add-on Sanderson Championship, we add-on marketing, we add-on your trainee costs and that SG&A kind of what you expect it to run out free bonus and post-bonus?

<A>: $95 million to $100 million without the bonus par.

<Q>: Okay. So roughly flat would be a good price to be?

<A>: Yeah. Because we’re going to add back $5.5 million for Palestine. We’re going to add a $3 million for the marketing and the golf tournament and trainee expenses, yeah, that’s $95 million to $100 million...

<A>: Where we have last year. [indiscernible]

<A>: With bonus?

<A>: Yeah. Okay there’s a possibility we might make a decisions on marketing, we’ll update you when that happens.

<Q>: Okay. And then my final question would be on weight. Joe, you mentioned that the excess at around 200 to 201. The most recent week we saw the weights kind of jump up around 4% year- over-year. Any thoughts on how much this industry can push weights, going into the summer season?

<A>: I think in the spring time, how many nine pound chicken do we see in this last egg we set. Seven?

<A>: Probably 10.

<A>: It looks like to me, in the big bird deboning there eight plants or 10 plants, from week-to-week running a nine pound bird now. We are not one of those. Our weights were up a little bit, but not in nine pound range. I think they’ve made a conscious decision around the nine pound chicken. And tray pack, I don’t think you’ll see change, I don’t you’ll see the small bird changed. But I do think, you’ll see weights were very high through December, until this cold weather hit. And cold weather hit them just a little bit. But when spring gets here, I think you’re going to see them go up again, like they did in October and November. That independent, in the summer time, we’re just going to depend on how hard it gets. You could see them come back down a little bit. Our nine pound chicken won’t weight nine pounds in July, if it’s a 100 degrees. You’ll never make that weight. It’s just be impossibly, particularly if you are in Texas.

<Q>: Fair point. Thanks for the color.

<A>: You bet.

Operator: And we’ll go next to Jeremy Scott of CS – I’m sorry, CLSA.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<Q – Jeremy Scott>: Hi, good morning guys.

<A>: Good morning.

<Q>: Just wanted to touch on some commentary in the press release regarding the menu shift to chicken. Obviously, it’s early and the slot prices we sell last year set a really high bar. However, the word out of the USCA Forum last week was at least $4 million hogs lost from PED and from a timing perspective, sharpest drops in supplies coming from the summer. Then when you combine that with [indiscernible], is there any reason to think that the shift to chicken items on the menu will go even further in summer of 2014 than it did in the summer of 2013. I have to imagine that the conversations you’re having with customers are tilting away from capturing menu trends and more towards what can be supplied at a reasonable price, so if you can add any color there?

<A>: We’re not as engaged with casual dining customers as some of our competitors, but the scenario you just find it is very much like it was last summer. We don’t compete so much, chicken doesn’t compete with pork so much at food service, that’s more in the retail grocery store, but I think the same thing is going to happen, but last summer we had a perfect storm in May where there were multiple food service outlets featuring chicken at the same time during the month [ph] on television. I don’t know that that is going to happen again, but I do think that there will be chicken – I do think, chicken is going to be featured at foodservice and for sure in the retail grocery store. I don’t know what is going to be or who’s going to do it, but beef is higher than it was a year ago, and pork right now is the cut out yesterday was extremely high. So yes, we kind of like the environment we are in.

<Q>: And just to dig into 2014, again, as you said pullet placements aren’t really where they need to be to significantly grow the flock. And you know looking at hatchability rates, so far this year made this all weather impact. But it doesn’t looking like extending current hands is going to give you much is that 2% to 3% at risk, than or do you think wait still people to make it up?

<A>: I think [indiscernible] will make some of it, and I think the reason the hatches down – holding the hands to older age. And they are just not as productive, and they are just squeezing out all they can, and their hands are just not very productive when they are 67 weeks old. And so but right now you’re seeing maths this current flock can get out. But, I believe the flock gets a little bigger in March and April and May maybe by 1% or 2% than it is right now. So I think you can get maybe 1% or 2% lower, and they will be more productive, and they will be more productive in March and April, then they are in December and January and February for sure because of the weather.

<Q>: Then just on the weather issues did you see any yield issue in the quarter?

<A>: Said what?

<A>: Yield issues.

<A>: No.

<Q>: Okay with that being that 2Q birds are going to come in a little bit heavier.

<A>: Yes.

<Q>: Okay. Thank you.

<A>: Thank you.

Operator: We’ll go next to Brett Hundley of BB&T Capital Markets.

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Sanderson Farms, Inc.	SAFM	Q1 2014 Earnings Call	Feb. 25, 2014
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<Q – Brett Hundley>: All right, thank you. Good morning gentleman.

<A>: Good morning, Brett.

<A>: Good morning.

<Q – Brett Hundley>: Hi Joe, I’m sorry if I missed it. But what is the early word on maybe what the timing shift might be on those pullet placements. I mean if you’re expecting April, May, is it now a June, July thing or later can you give some further color on that?

<A>: What did Randy say about that.

<A>: He said that didn’t have the housing...

<A>: Primary breeder, the one we talked to, there is only one we talked to, that’s first thing I need to say, but when they cutback in 2008 and 2009 and they went to back to start placing grandparents stock, they had lost that housing. So they actually haven’t built houses and that’s started – it takes year to get find a grower, gets financing, build the house. So they started that last summer. And so they told us last week, our flat production people that they were in that process so they’re behind – that housing wasn’t available April, May, when they went back to their old growers, that’s either gone or been taken up somebody else or, so they’re in the process, however, and it is going to happen, it just going to be delayed a bit.

<Q>: Okay. And...

<A>: I don’t have an idea of when it’s going to happen.

<Q>: That’s fair. That’s fair. And then you guys, you sold some inventory this quarter, was that entirely due to plant shutdowns?

<A>: No.

<A>: It’s timing.

<A>: That’s timing of boat.

<Q>: Timing of what?

<A>: About shifts.

<A>: Shifts for the export market.

<Q>: Okay. So, would you expect somewhat of a re-inflation on inventories during Q2?

<A>: Yes. I would – the number of head we have on the ground right now is significantly higher than a year ago, because last year we were cut back at this time. So, we’ve got more head, of course the live inventory number will be down per head because of lower grain costs but we’ve got more heads. So, yes, I would.

<Q>: Okay. And, I mean, Mike, do you or anyone – do you think that Q1 was your lowest feed cost for the year?

<A>: Don’t know yet.

<A>: Don’t know yet.

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<A>: That’s going to be lower than – that’ll be lower than the second quarter. But I don’t know about going forward.

<A>: Yeah. Good question. If we were to, as Joe said in the comments and as we detailed in our Q, grain costs were down just under $0.11 per pound. If we priced everything yesterday as Joe described, they would actually be up slightly during the second quarter, just barely. But we don’t know, just don’t know until we get there, because what you saw hand them out on corn and soy right now.

<Q>: Okay. And the other thing I want to ask you guys was, your fresh chicken pricing came in better than we had expected during the quarter, and I’m wondering if that is kind of the same for you guys, is there anything that contributed to pricing during the quarter relative to your own expectations, because you’ve operated pretty solidly during what was a tougher quarters. So, I’m just curious to get your take on how pricing came in relative to your own expectations?

<A>: Well. Our – breast pricing was not good during the first quarter, leg quarter pricing was adequate, wing pricing is in the dollars not anything like it was for the last year or two. What was really good was the Georgia dock and our chill pack plants. They ran well, they yielded well, their cost was not as good, as it could have been because we rent four days a week probably two and three weeks out of November and December, but the Georgia dock is at $4, that’s where the price came from a big bird plants were okay, but they’re not as good as they’re going to be when you get past – when you get into March, we think in even in the April. We think leg quarters are going to start improving next month in March. And when get rid of these Polar Vortex invasions, get a little springtime and a little better grilling season, we think some dark meat in the U.S. and even quite meat are going to improve. But it was a Georgia dock and our chill pack plants that really contributed to our pricing.

<Q>: Okay. And then, just one last question from me Joe, M&A continues to be a hot topic and the chicken business isn’t a bad business to be in right now and there is also a more kind of pronounced desire by foreign firms to locate where production is more efficient. So I just want to get your openness or your view on it, if you would ever be a seller or if you would prefer to continue building as you are or even be a buyer? I’d love to just get your comments.

<A>: Well, I think I’ve answered that before. We will do the best thing for our shareholders, but if then somebody wants to buy Sanderson Farms, it’s – it will be fully valued and if we were to sell, people will say afterwards that we sold it as well as we ran the company and that’s really good. And so, whatever is best for our shareholders, what we’re going to do.

<Q>: Thanks so much.

<A>: You bet.

Operator: [Operator Instructions] We’ll go next to Kenn Zaslow of BMO Capital.

<Q – Andrew Strelzik>: Good morning. This is Andrew Strelzik for Kenn.

<A>: Good morning, Andrew.

<Q – Andrew Strelzik>: So my first question, I just was wondering what the impact of basis was this year relative to the same time last year?

<A>: Soy meal basis, let me look just – I don’t have it by period.

<Q>: Where’s corn for the year?

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<A>: All I’ve got is annually.

<A>: Okay. I’d think, I think, I think our soil was a little bit lower this year than it was a year ago maybe and but I can’t swear to that, let me just pass on that because I don’t have the data in front of me.

<Q>: Okay.

<A>: If you can call later, we will get that information, I just don’t have it, and I don’t want to speculate on it.

<Q>: Okay. I appreciate that. I guess more importantly, you had some positive commentary on the pricing outlook at least seasonally, supply obviously limited and fee costs have ticked up, but I would think that dealt on that basis it should get better throughout the year. Is there any reason to think that these recent margins were not betrothed percentage of farmers for the next several quarters?

<A>: Yes, we think, we think margins should improve going forward.

<Q>: Is there a similar period in history that you could point to the that we kind of conceptualize how good things could be going forward?

<A>: It kind of feels like 9 and 10, maybe.

<A>: This is different because – the reason I would say 10 is because the industry was constrained in 10. We had a good 9 and then 10 came behind it and the industry was constrained in 10, and couldn’t – that couldn’t expand, and they wanted to, but they couldn’t do it, they couldn’t expand until 2011. And I think same thing [indiscernible] out, they wanted to expand, but they can’t. And it kind of feels like 9 and 10 to me. And the grain market field is a little bit high to me, I think nobody believes that USDA corn board, but it is what it is. And but it feels like 9 and 10.

<Q>: Okay. I’ll leave it there. Thanks a lot.

<A>: You bet.

Operator: We’ll go next to Akshay Jagdale with KeyBanc Capital Markets.

<Q – Akshay Jagdale>: Good morning.

<A>: Good morning.

<A>: Good morning.

<Q – Akshay Jagdale>: Quick question, just a follow-up on the revenue performance this quarter. How did you do within agro stats you think in terms of the overall profitability? It seems to me that you outperformed at least our spot revenue and gross profit calculation for the industry and that outperformance was more than typically. So is that fair and if it is, what might, explain that?

<A>: We don’t have January...

<A>: We don’t have January. But, we don’t know the answer to that question. We think we did okay. November was not a pretty much for us because of volume. Big Bird Deboning plants were in four days every week, during the month of November and but December, all know the hand was pretty good in demand. But we were competitive bringing this quarter together we think.

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<Q>: Okay. And just thinking of pricing relative to supply, I think it would be fair to say that most – compared to where expectations were at least on our side, supplies far more constrained than some people have thought. Yet, I would argue that pricing has been much weaker, so I understand the argument that things are going to get better on the pricing side. I mean it makes sense logical. But can you help us understand, why do you think pricing is the cut out in aggregate is down as much as it is despite supply being really flat.

<A>: I think you went – in the fall people were instead of getting back for November and December, I think people were making money, so they kept certain eggs. And I think you went into the holidays with burdensome suppliers. And I think it can built up suppliers – late quarters built up suppliers in foreign markets and also in cold storage and late quarter order prices dropped from let’s say Labor Day to Christmas [indiscernible] from 48 down to...

<A>: Down to 41...

<A>: Down to 41. And then breast came off from where they were Labor Day down to a $33 within the hail that a $1.33 and they hailed at $33 and hadn’t – they’ve hailed $1.33 for 90 plus days, which is kind of resilient I think, we didn’t get a bump in January, but we didn’t get a decline either, and we’ve had some terribly bad weather. And people are not at Barbeque and I can tell you that not down either, and we’re usually the first ones to go. But I just think it’s just been, in the fall, there were just too much chicken, and that kind of – I think that kind of put us in hold. But think we will be climbing out of it, I don’t think there’s too much chicken right now.

<Q>: And – okay, so that’s a great foundation to my next question which is why – give us some color on why you’re expecting leg quarter pricing to improve?

<A>: Lampkin?

<A – Lampkin Butts>: Actually our net returns for leg quarters going to export range from $0.34 to $0.40 per pound, the countries that are on the high-end of that range, we’ll call on that market very steady. That ones on the lower-ends, we think they’re going to pay $0.2 per pound or $0.3 a pound more for the next bookings.

<A>: From March.

<Q>: Okay. And a just a follow-up on Mike, you’ve mentioned at one point that you expect feed cost maybe to tick up slightly, is that – I’m assuming you’re saying sequentially from the $0.33 to perhaps $0.34 but not year-over-year, right?

<A>: Yeah. That’s correct. Right, the – if we’ve priced everything in yesterday’s prices, our grain cost would be up slightly during the second, third, and fourth quarters, but is really virtually flat, but it would be up just a little bit that’s where we’re confident sequentially.

<Q – Akshay Jagdale>: And when I look at your pounds sold with the pounds processed, you did add I think [ph] 7 million or something like that pounds to inventory if I may, in line with sort of what you added last year at same time, but historically you tend that more than that. Is that anyway a sign of demand being relatively stable or we shouldn’t really read into it one way or the other?

<A>: I would read anything into that Akshay. We said in the past this is very difficult for us to predict pounds sold. So we don’t even try because depends on what happens at the end of the month whether you load a boat and it gets moved from inventory to receivable or if it stays in inventory at the end of the month and our exports can SKU that number significantly.

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<Q>: Okay. And then just going back to that question on non-feed that I think can head as non-feed cost per pound. I look at them on a profound basis, not percentage of sales per se. They have been taken up recently for various reasons including plant expansion and actually in this quarter too they were up year-over-year couple of pennies a pound, but as you get closer to 100% [indiscernible] on your assets, should we expect that to trend more to like a $0.35 per pound number over time and if so when might that happen?

<A>: No, I think it will actually come down. It was 3482 in the quarter that compared to 3121 a year ago, up very slightly. Part of that increase was as we explained in the Q, we expensed $1 million for some finished goods that were destroyed in a fire, you take that out, they were up roughly half as in a pound 47 points. And as Joe said, one we’re running full, I expect that number to trend down from 34-82, not up.

<Q>: Great. I’ll leave it there. And look forward to seeing you guys for more.

<A>: Yeah. Thank you.

<A>: Thank you.

<A>: You bet.

Operator: And at this time, we have no further questions.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Good. Thank you all for spending time with us this morning and we look forward to reporting our results to you throughout the year.

Operator: That does conclude today’s conference. We thank you for your participation.

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